EXHIBIT 99.1

N E W S   R E L E A S E

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Nina Devlin
Edelman
Phone: 212-704-8145

CryoLife Withdraws its Proposal to Acquire Medafor

ATLANTA, GA…(March 24, 2010)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today that it has withdrawn its $2.00 per share proposal to acquire Medafor, Inc.  CryoLife previously notified the Medafor board of its intention to withdraw its offer in five business days.  Based on the limited information that Medafor has made available to its shareholders, CryoLife continues to believe that the Medafor board’s stated strategic rationale for entering into the Magle transaction does not justify the significant dilution suffered by Medafor shareholders.

“It is clear by the recent actions of Medafor’s board and management team that they are committed to entrenchment, even if it means further dilution and the destruction of shareholder value,” said Steven G. Anderson, CryoLife’s chairman, president and chief executive officer.  “We continue to believe that Medafor is mismanaged and in poor financial condition.  As Medafor’s largest shareholder, we are deeply concerned by Medafor’s recent statement that it currently holds only $1,000,000 in cash.  We believe that Medafor’s limited capital is wholly insufficient to sustain the company’s growth and defend its intellectual property.  Although we are withdrawing our offer, we intend to pursue all actions necessary to preserve the value of our investment.”

 “We encourage existing Medafor shareholders to continue to reach out to Medafor’s board and management team and voice their concerns.  Based on our recent conversations with fellow Medafor shareholders, we believe many shareholders share our frustrations with Medafor’s actions and have deep concerns about the future of the company under its existing leadership,” concluded Anderson.

Medafor shareholders may continue to visit www.cryolife.com/medaforoffer for additional information about CryoLife and its thoughts on the appropriateness and effectiveness of Medafor’s management’s actions and the company’s performance and outlook.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair.  The Company's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  BIOGLUE Aesthetic® Medical Adhesive is CE marked in the European Community for periosteal fixation following endoscopic browplasty (brow lift) in reconstructive plastic surgery and is distributed by a third party for this indication.  CryoLife distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions.

For additional information about the company, visit CryoLife’s Web site:
 www.cryolife.com

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